Testing the Waters Materials Related to Series #GRIFFEY3

From the Rally App:

#GRIFFEY3

'89 KEN GRIFFEY JR. DEBUT TICKET (STUB)

THIS INITIAL OFFERING IS COMING SOON!

FIELD LEVEL
MON APR 03
OPENING NIGHT
SEATTLE
$10.00 SEA
OAKLAND ATHLETICS

CURRENT VALUE: $25,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

According to the PSA database, the requested certification number is defined as the following:

**PSA Certification Verification**

# #44000447

## ITEM INFORMATION

| | |
|---|---|
| **Certification Number** | 44000447 |
| **Label Type** | PSA with fugitive ink technology |
| **Reverse Cert Number/Barcode** | Yes |
| **Year** | 1989 |
| **Brand** | OAKLAND A'S/APR.3-STUB |
| **Sport** | TICKETS |
| **Card Number** | STUB |
| **Player** | OAK-3,SEA-2/OPENING DAY |
| **Variety/Pedigree** | KEN GRIFFEY JR. MLB DEBUT |
| **Grade** | FR 1.5 |

#GRIFFEY3 | $25K

COMPARABLE ASSET VALUE

ASSET VALUE
+4644.2%

TRANSACTIONS
3

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
Ken Griffey Jr. MLB Debut Ticket Stub (Ungraded)	10/31/2016	$430.00	eBay
Ken Griffey Jr. MLB Debut Ticket Stub (Ungraded)	8/5/2019	$885.00	eBay
Ken Griffey Jr. MLB Debut Ticket Stub (PSA 1.5)	1/10/2022	$20,400.00	Goldin

OAKLAND-ALAMEDA COUNTY COLISEUM
NO REFUNDS • READ CONDITIONS REVERSE SIDE • RAIN CHECK
HALF

**#GRIFFEY3** | *Visuals*

PSA has graded over 85K examples of Griffey Jr.'s famous Upper Deck Rookie Card and just 7 examples of ticket stubs from his debut game.

**LAUNCH GALLERY ›**

# COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 1989 KEN GRIFFEY JR. DEBUT TICKET

Investment Overview

•Upon completion of the Series #GRIFFEY3 Offering, Series #GRIFFEY3 will purchase a 1989 Ken Griffey Jr. Debut Ticket Stub graded PSA 1.5 for Series #GRIFFEY3 (The “Series 1989 Ken Griffey Jr. Debut Ticket” or the “Underlying Asset” with respect to Series #GRIFFEY3, as applicable), the specifications of which are set forth below.

•Ken Griffey Jr. is a Hall of Fame baseball player who played 22 seasons in the MLB, winning one MVP, 10 Gold Gloves, while being named to 13 All-Star Games.

•Ken Griffey Jr. made his MLB debut on April 3, 1989, hitting a double in his first at bat. The game was played at Oakland-Alameda County Coliseum in front of a crowd of 46,163 people.

•The Underlying Asset is a 1989 Ken Griffey Jr. Debut Ticket Stub graded PSA 1.5.

Asset Description

Overview & Authentication

•Ken Griffey Jr. was born November 21, 1969, in Donora, Pennsylvania.

•Griffey Jr.’s father, Ken Griffey, was a professional baseball player who played 19 seasons in the MLB and was a three-time All-Star.

•Coming out of high school, Griffey Jr. was seen as one of the most talented players in the nation. A scouting report from 1987 said: “Everything seems to come easy for him. Doesn’t exert himself but is a very likeable kid.”

•A Mariners scouting report from 1987 read: “Has all the tools to be a superstar.”

•On June 2, 1987, the Seattle Mariners selected Ken Griffey Jr. with the first overall pick in the MLB Draft.

•Playing in the Northwest League “against college kids four and five years older than he was,” Griffey Jr. hit .313 with 14 homeruns in 54 games.

•After surprising scouts with an excellent spring training in 1989, Griffey Jr. was given the center-field job at age 19, debuting on April 3 and hitting a double in his first MLB at-bat.

•On September 14, 1990, Griffey Jr. hit back-to-back homeruns with his father.

•On July 11, 1994, Griffey Jr. won his first of three Home Run Derby titles.

•On September 25, 1998, Griffey Jr. became the youngest ever to hit 350 homeruns in a career.

•On June 2, 2010, Griffey Jr. retired, exactly 23 years after he was drafted.

•Griffey Jr. was known as “The Kid.”

•Griffey Jr. was known for having “the sweetest swing in the history of baseball.”

•Griffey Jr. was known for being a “five-tool” player — meaning he could hit, hit for power, run, field, and throw.

•In August of 2009, Sports Illustrated called the Upper Deck Ken Griffey Jr. Rookie Card “THE LAST ICONIC BASEBALL CARD.”

•The Underlying Asset has been issued a grade of FR 1.5 by Professional Sports Authenticators (PSA) with Certification No. 44000447.

Notable Features

•The Underlying Asset is a 1989 Ken Griffey Jr. Debut Ticket Stub graded PSA 1.5.

•The Underlying Asset is 1 of 1 1989 Ken Griffey Jr. Debut Ticket Stub examples graded PSA 1.5 with 4 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 1989 Ken Griffey Jr. Debut Ticket
Sport	Baseball
Professional League	MLB
Player	Ken Griffey Jr.
Team	Seattle Mariners
Year / Season	1989
Memorabilia Type	Ticket
Date	April 3, 1989
Rarity	1 of 1 (PSA 1.5)
Authentication	Professional Sports Authenticators (PSA)
Grade	1.5
Certification No.	44000447

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1989 Ken Griffey Jr. Debut Ticket going forward.